                                                                      EXHIBIT 12

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                               YEARS ENDED DECEMBER 31,
                                                         ------------------------------------
                                                         2002    2001    2000   1999    1998
                                                         -----   -----   ----   -----   -----
                                                                (DOLLARS IN MILLIONS)
Net income (loss) before extraordinary loss and
  cumulative effect of change in accounting
  principle............................................  $  31   $(130)  $(41)  $ (63)  $ 116
Add:
  Interest expense.....................................    141     170    186     106      69
  Portion of rentals representative of the interest
     factor............................................     11      10     13      11      10
Preferred stock dividend requirements of majority-owned
  subsidiaries.........................................     --      --     --      22      27
  Income tax expense (benefit) and other taxes on
     income............................................     (7)     51    (27)     82      13
  Minority interest....................................      4      --     --      --      --
  Amortization of interest capitalized.................      1       1     --      --      --
  Undistributed losses of affiliated companies in which
     less than a 50% voting interest is owned..........      2       1     --      --      --
                                                         -----   -----   ----   -----   -----
          Earnings as defined..........................  $ 183   $ 103   $131   $ 158   $ 235
                                                         =====   =====   ====   =====   =====
Interest expense.......................................  $ 141   $ 170   $186   $ 106   $  69
Interest capitalized...................................      4       3      6      --      --
Portion of rentals representative of the interest
  factor...............................................     11      10     13      11      10
Preferred stock dividend requirements of majority-owned
  subsidiaries on a pre-tax basis......................     --      --     --      35      30
                                                         -----   -----   ----   -----   -----
          Fixed charges as defined.....................  $ 156   $ 183   $205   $ 152   $ 109
                                                         =====   =====   ====   =====   =====
Ratio of earnings to fixed charges.....................   1.17     .56    .64    1.04    2.16
                                                         =====   =====   ====   =====   =====